EXHIBIT 3.1

PACIFIC BIOMARKERS, INC.

AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pacific Biomarkers, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

1.           The name of the Corporation is Pacific Biomarkers, Inc.

2.           The Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended by amending and replacing the First Article in its entirety with the following:

“FIRST:  The name of the corporation shall be NorWesTech, Inc.”

3.           The foregoing amendment to the Corporation’s Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and approved by the Corporation’s stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.           This amendment shall be effective upon filing.

EXECUTED this 31st day of August 2011.

PACIFIC BIOMARKERS, INC.

By:	/s/ Stanley L. Schloz
Stanley L. Schloz, Director

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PACIFIC BIOMETRICS, INC.

It is hereby certified that:

1.           The present name of the corporation is Pacific Biometrics, Inc. (the “Corporation”), which is the name under which the Corporation was originally incorporated.  The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 9, 1996.

2.           Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation and the Corporation’s stockholders duly adopted and approved an amendment to the Corporation’s Certificate of Incorporation, as previously amended and restated (the “Prior Restated Certificate”), to amend the First Article to change the name of the Corporation to “Pacific Biomarkers, Inc.”

3.           Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation desires to integrate all of the provisions of the Prior Restated Certificate and subsequent amendments, including the foregoing amendment to the First Article, to be restated in its entirety to read as follows:

“FIRST: The name of the corporation (the “Corporation”) is “Pacific Biomarkers, Inc.”

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE  19801, New Castle County.  The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is thirty-five million (35,000,000), which shall consist of:

Thirty million (30,000,000) shares of common stock, par value $.01 per share; and

Five million (5,000,000) shares of preferred stock, par value $.01 per share

The Board of Directors has the express power, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of any or all of the shares of preferred stock in classes or series, and to establish from time to time the number of shares to be included in each class or series, and to fix by resolution the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights of shares of each class or series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each class or series of preferred stock shall include, but not be limited to, determination of the following:

a.           The number of shares constituting the class or series and the distinctive designation of the class or series;

b.           The dividend rate on the shares of the class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the class or series;

c.           Whether the class or series will have voting rights, and, if so, the terms of the voting rights;

d.           Whether the class or series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

e.           Whether or not the shares of the class or series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f.           Whether the class or series shall have a sinking fund for the redemption or purchase of shares of the class or series, and, if so, the terms and amount of the sinking fund;

g.           The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or series; and

h.           Any other powers, terms, rights, qualifications, preferences, limitations and restrictions, if any, of the class or series as the Board of Directors may lawfully fix under the laws of the State of Delaware as in effect at the time of the creation of such series.

Any of the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of preferred stock may be made dependent upon facts ascertainable outside this Certificate of Incorporation or of any amendment thereof, or outside the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors pursuant to the authority expressly granted herein, provided that the manner in which such facts shall operate upon the powers, voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of preferred stock is clearly and expressly set forth in this Certificate of Incorporation or in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors.

FIFTH:  The board of directors of the Corporation shall have the power to adopt, amend and repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot.

SEVENTH:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article SEVENTH shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH:  The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

4.           This amendment and restatement shall be effective upon filing.

EXECUTED this 15th day of December, 2009.

PACIFIC BIOMETRICS, INC.

By:	/s/ Ronald R. Helm
Ronald R. Helm, Chief Executive Officer